Exhibit 2.6

PREFERRED UNIT exchange agreement

This Preferred Unit Exchange Agreement (this “Agreement”) is made and entered into as of September 9, 2025 (the “Closing Date”), by and among Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), EON Resources Inc., a Delaware corporation (the “Company”) and HNRA Upstream, LLC, a Delaware limited liability company (“OpCo”). Pogo Royalty, the Company and OpCo are referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the respective meanings assigned thereto in the PSTEA (defined below).

RECITALS

WHEREAS, Pogo Royalty owns 1,500,000 Class A Preferred Units of OpCo (the “Preferred Units”);

WHEREAS, Pogo Royalty, the Company and OpCo entered into that certain Purchase, Sale, Termination and Exchange Agreement, dated effective as of February 10, 2025, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, dated June 2, 2025, June 6, 2025, June 13, 2025 and the date hereof, respectively (the “PSTEA”), by and among Pogo Royalty, CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Resources Management”), and 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with Pogo Royalty, CIC, DenCo and Pogo Resources Management, the “Sellers”), the Company, OpCo, HNRA Royalties, LLC, a Delaware limited liability company (“EONR Royalties”) and HNRA Partner, Inc. a Delaware corporation (the “SPAC Subsidiary” and, together with the Company, OpCo and EONR Royalties, the “Purchasers”); and

WHEREAS, pursuant to the PSTEA, Pogo Royalty agreed to, among other things, transfer and assign the Preferred Units to OpCo, in exchange for the issuance by the Company of 1,500,000 shares of Class A Common Stock of the Company (the “Preferred Unit Exchange” and, such shares, the “Share Consideration”).

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties hereby agree as follows:

1. AGREEMENT TO EXCHANGE Units.

1.1. Authorization. The Company has authorized the issuance to Pogo Royalty, pursuant to the terms and conditions of this Agreement and the PSTEA, of the Share Consideration.

1.2. Agreement to Exchange; Full Satisfaction. On the terms and subject to the conditions set forth herein (and subject to actual receipt of the Share Consideration), Pogo Royalty hereby transfers, conveys and assigns all of its right, title and interest in and to the Preferred Units held by it, free and clear of any liens or encumbrances, to OpCo, and, in exchange therefore, the Company hereby issues the Share Consideration to Pogo Royalty. The Share Consideration will be issued in book entry form on the Closing Date and, upon delivery, shall be deemed to have been delivered in full satisfaction of all rights pertaining to the Preferred Units.

1.3. Instruction Letter. The Company agrees to submit an instruction letter substantially in the form attached hereto as Exhibit A to its transfer agent to effect the Preferred Unit Exchange on the Closing Date.

2. GENERAL PROVISIONS.

2.1. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives; provided that such party consents in writing to be bound by the terms, conditions and obligations under this Agreement.

2.2. Governing Law; Submission to Jurisdiction; Consent to Service of Process.

(a) This Agreement is governed by and will be construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

(b) All actions, suits or proceedings arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions shall be heard and determined exclusively in the First Business Court Division of the State of Texas located in Dallas, Texas (the “Texas Business Court”) or, if such court does not have jurisdiction, any federal court sitting in the State of Texas. Consistent with the preceding sentence, the parties hereby (i) irrevocably submit to the exclusive jurisdiction of the Texas Business Court and federal courts located in Texas (and of the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding Texas out of or relating to this Agreement; (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts; and (iii) irrevocably consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 2.4.

2.3. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

2.4. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by electronic mail (with written confirmation of transmission), or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the addresses and emails set forth in the PSTEA.

2.5. Amendments and Waivers. This Agreement can be amended, supplemented, or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification, or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

2.6. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such provision shall be modified so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

2.7. Entire Agreement. This Agreement and the PSTEA represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, whether written or oral, among the parties with respect to the subject matter hereof

2.8. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

2.9. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

2.10. Counterparts. This Agreement may be executed in counterparts (whether in electronic, or photostatic format or otherwise), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Preferred Unit Exchange Agreement as of the date first written above.

POGO ROYALTY, LLC

By:	/s/ Kirk Pogoloff
Name:	Kirk Pogoloff
Title:	Manager

[Signature Page to Preferred Unit Exchange Agreement]

EON RESOURCES INC.

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President and Chief Financial Officer

HNRA UPSTREAM, LLC

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President and Chief Financial Officer

[Signature Page to Preferred Unit Exchange Agreement]

EXHIBIT A

INSTRUCTION LETTER

[See attached.]

EON Resources Inc.
3730 Kirby Drive, Suite 1200
Houston, Texas 77098

September 9, 2025
Continental Stock Transfer & Trust Company	Via Email
1 State Street
New York, New York 10004
Attention: Margaret Lloyd & Edgar Ambert

Re:	New Issuance of Class A common shares, $0.00001 per share, of EON Resources Inc.

Dear Bernie and Edgar:

In connection with obligations of EON Resources Inc. (Ticker symbol: EONR; CUSIP #: 40472A102) to the recipient listed below, please immediately issue via an uncertificated (book entry) notation evidencing ownership of the number of Class A common stock shares, $0.00001 per share, noted below, each with a restricted stop, which securities should bear the legend below.

Issue stock to	Shares	Address	TIN/SSN
Pogo Royalty, LLC	1,500,000	Oak Lawn Hall at Old Parkland 3879 Maple Avenue, Suite 400 Dallas, Texas 75219	[INSERT TIN/SSN]

EON Resources Inc.
3730 Kirby Drive, Suite 1200
Houston, Texas 77098

This letter shall also serve as authorization for you to rely on the opinion to be provided to you shortly by Pryor Cashman LLP, our outside counsel, at the request of and on behalf of EON Resources Inc. When issued (certificated by electronic book entry) please provide a copy of the Restricted Book-Entry Transaction Advice directly to the party receiving the uncertificated stock at the address opposite their name with a copy TODAY of the issuance also provided via Email to the undersigned, David M. Smith, at dmsmith@dmslegal.com and to Mitchell B. Trotter, our Chief Financial Officer, at mbtrotter@comcast.net as this issuance is needed in a significant transaction closing TODAY.

Please let me know should you require any additional information.

Best regards,

David M. Smith, General Counsel and Secretary

10142 Holly Chase Dr

Houston, Texas 77042

Mobile: (713) 854-0148

dmsmith@dmslegal.com

By: David M. Smith, General Counsel ____________________

By: Mitchell B. Trotter, CFO ________________________

cc:	Matthew Ogurick (via email to mogurick@pryorcashman.com)

Pryor Cashman, LLP

Brian Dunlay (via email to bdunlay@pryorcashman.com)

Pryor Cashman, LLP

Mitchell B. Trotter, Chief Financial Officer (via email to mbtrotter@comcast.net)

EON Resources Inc.